Exhibit 99.1

Mentor Graphics Reports Fiscal Third Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--November 19, 2008--Mentor Graphics Corporation (Nasdaq: MENT) today announced revenues for fiscal third quarter ending October 31st, 2008 of $184.9 million, a GAAP loss of $.85 per share, and a non-GAAP loss of $.04 per share. The GAAP loss is primarily driven by a $.55 per share tax provision that is abnormally high as it includes recapture of tax benefits previously claimed in prior quarters as well as the continuing effect of tax expense in non-US jurisdictions.

“The current economic outlook has delayed the typical contract renewal pattern we had been seeing. Customers are now more typically waiting until the quarter of contract expiration to renew. One of the consequences of this pattern is that we see greater strength going into fiscal 2010,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Even in this tougher environment, renewals in our top ten contracts in the quarter increased 35% over their previous contract value primarily due to adoption of new capabilities, like design for manufacturing, that were just emerging three years ago when the contracts were created.”

During the quarter, the company released a parallelized version of its Olympus-SOC™ place and route solution, significantly improving completion times for design closure, analysis and optimization. The company also introduced Calibre® equation-based design rule checking (DRC), allowing customers to embed complex design-for-manufacturing checks directly into their DRC runs.

“Cost control measures begun earlier in the year, as well as the weakening of the Euro and the strengthening of the Yen, have benefited the company,” said Gregory K. Hinckley, president of Mentor Graphics. “In addition to the $26 million in cost reductions that we will deliver over the course of fiscal 2009, we see an additional $30 million in expense savings that we can deliver in fiscal 2010. We continue to look carefully at all of our business investments in light of the current environment.”

GUIDANCE

For the fiscal fourth quarter ending January 31st, 2009, the company now expects revenues of about $270 million, non-GAAP earnings per share of approximately $.55, and GAAP earnings per share of about $.65. GAAP earnings in the fiscal fourth quarter will be relatively stronger as a portion of the tax provision recorded in the fiscal third quarter is recaptured. For fiscal 2009 the company expects full year revenues of approximately $815 million, non-GAAP earnings per share of about $0.40 and a GAAP loss per share of approximately $.65.

For fiscal first quarter 2010 ending April 30, 2009, the company initially expects revenues of $200 to $210 million, non-GAAP earnings per share between $.05 and $.10, and a GAAP loss per share between $.01 and $.06.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin, and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased and other identified intangible assets, in-process research and development, special charges, equity plan-related compensation expenses and charges, and gains which management does not consider reflective of our core operating business.

Purchased and other identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. In-process research and development charges represent products in development that had not reached technological feasibility at the time of acquisition. Special charges primarily consist of post-acquisition rebalance costs including severance and benefits, excess facilities, and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

During the nine months ended October 31, 2007, we excluded $452 thousand of interest expense attributable to net retirement premiums and write-offs of debt issuance costs. The amounts were expensed in connection with the refinancing or repurchase of certain convertible debt. The amounts were excluded as management does not consider these transactions a part of its core operating performance. There were no debt repurchases during the nine months ended October 31, 2008.

During the nine months ended October 31, 2008, we excluded $1,088 thousand of equity in losses of unconsolidated entities. The amounts represent our equity in the losses of a common stock investment accounted for under the equity method. The amounts were excluded as management does not consider these transactions a part of its core operating performance. We had no equity in unconsolidated entities during the nine months ended October 31, 2007.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

  Amortization charges for our purchased and other identified intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

  Special charges are primarily severance related and are due to our reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in our annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.
  In-process research and development charges are largely disregarded as acquisition decisions are made, since they often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.
  Management supplementally considers performance without the impact of equity plan-related compensation charges and believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.
  Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which we operate. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the nine months ended October 31, 2008 is (29%), which considers tax expense on our international operations, not withstanding a projected GAAP loss for the year. Our full fiscal year 2009 GAAP tax rate is projected to be (31%). The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability.

Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

  Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly engage in acquisition and assimilation activities as part of our ongoing business, and therefore we will continue to experience special charges and in-process research and development charges on a regular basis. These costs also directly impact our available funds.

  Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $850 million and employs approximately 4,450 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Mentor Graphics and Calibre are registered trademarks and Olympus-SOC is a trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) reductions in the spending on the company’s products and services by its customers due to cyclical downturns; (ii) weakness or recession in the US, EU, Japan or other economies; (iii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iv) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company’s quarterly results of operations, (x) an industry downturn that could lead to smaller customer renewals, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Revenues:
System and software	$97,312	$108,393	$289,985	$354,162
Service and support	87,540	82,096	256,478	240,750
Total revenues	184,852	190,489	546,463	594,912
Cost of revenues: (1)
System and software	3,566	4,706	13,204	16,548
Service and support	24,350	24,453	73,722	69,703
Amortization of purchased technology	3,810	2,139	9,040	7,513
Total cost of revenues	31,726	31,298	95,966	93,764
Gross margin	153,126	159,191	450,497	501,148
Operating expenses:
Research and development (2)(a)	65,146	63,706	193,779	187,628
Marketing and selling (3)	76,688	74,580	226,135	222,279
General and administration (4)	24,333	24,183	71,493	71,080
Other general expense (income), net	168	178	(269)	(38)
Amortization of intangible assets (5)	3,129	2,704	8,099	6,361
Special charges (6)	2,214	1,115	15,099	5,160
In-process research and development (7)	6,790	-	22,075	4,100
Total operating expenses	178,468	166,466	536,411	496,570
Operating income (loss)	(25,342)	(7,275)	(85,914)	4,578
Other income, net (8)	1,694	1,026	4,697	3,961
Interest expense (9)	(4,270)	(5,053)	(12,230)	(15,112)
Loss before income tax	(27,918)	(11,302)	(93,447)	(6,573)
Income tax expense (benefit) (10)(a)	50,369	(2,506)	27,024	(450)
Minority interest in net loss of subsidiary	(43)	-	(132)	-
Net loss	$(78,244)	$(8,796)	$(120,339)	$(6,123)
Net loss per share:
Basic	$(0.85)	$(0.10)	$(1.32)	$(0.07)
Diluted	$(0.85)	$(0.10)	$(1.32)	$(0.07)
Weighted average number of shares outstanding:
Basic	92,354	89,609	91,484	87,456
Diluted	92,354	89,609	91,484	87,456

Refer to following page for a description of footnotes.

(a)	For the October 31, 2007 presentation, the research and development credit was reclassified from Income tax expense (benefit) to Research and development. The reclassifications were made for consistency in presentation with the current year.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures".

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
(1) Cost of revenues:
Equity plan-related compensation	$351	$281	$1,102	$642
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	3,810	2,139	9,040	7,513
	$4,161	$2,420	$10,245	$8,155

(2) Research and development:
Equity plan-related compensation	$2,979	$2,240	$8,830	$5,179

(3) Marketing and selling:
Equity plan-related compensation	$2,150	$1,557	$6,371	$3,678

(4) General and administration:
Equity plan-related compensation	$1,518	$892	$4,830	$2,987

(5) Amortization of intangible assets:
Amortization of other identified intangible assets	$3,129	$2,704	$8,099	$6,361

(6) Special charges:
Rebalance, restructuring, and other costs	$2,214	$1,115	$15,099	$5,160

(7) In-process research and development
In-process research and development	$6,790	$-	$22,075	$4,100

(8) Other income, net:
Equity in losses of unconsolidated entities	$445	$-	$1,088	$-

(9) Interest expense:
Debt retirement costs	$-	$288	$-	$452

(10) Income tax expense (benefit):
Income tax effects	$51,140	$(2,491)	$29,882	$(5,464)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP net loss	$(78,244)	$(8,796)	$(120,339)	$(6,123)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	351	281	1,102	642
Research and development	2,979	2,240	8,830	5,179
Marketing and selling	2,150	1,557	6,371	3,678
General and administration, and other	1,518	892	4,830	2,987
System and software cost of revenues (2)	-	-	103	-
Acquisition - related items:
Amortization of purchased and other identified intangible assets
Cost of revenues (3)	3,810	2,139	9,040	7,513
Amortization of intangible assets (4)	3,129	2,704	8,099	6,361
In-process R&D (5)	6,790	-	22,075	4,100
Special charges (6)	2,214	1,115	15,099	5,160
Other income, net (7)	445	-	1,088	-
Interest expense (8)	-	288	-	452
Income tax effects (9)	51,140	(2,491)	29,882	(5,464)
Total of non-GAAP adjustments	74,526	8,725	106,519	30,608
Non-GAAP net income (loss)	$(3,718)	$(71)	$(13,820)	$24,485

GAAP weighted average shares (diluted)	92,354	89,609	91,484	87,456
Non-GAAP adjustment	-	-	-	2,293
Non-GAAP weighted average shares (diluted)	92,354	89,609	91,484	89,749

GAAP net loss per share (diluted)	$(0.85)	$(0.10)	$(1.32)	$(0.07)
Non-GAAP adjustments detailed above	0.81	0.10	1.17	0.34
Non-GAAP net income (loss) per share (diluted)	$(0.04)	$-	$(0.15)	$0.27

(1)	Equity plan-related compensation expense recognized in accordance with SFAS 123R.
(2)	Amount represents the write-off of prepaid royalty amounts associated with the closure of our Intellectual Property division.
(3)	Amount represents amortization of purchased intangible assets resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(4)	Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include tradenames, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.
(5)	Three months ended October 31, 2008: Write off of $6,790 for in-process research and development related to the Flomerics acquisition.
Nine months ended October 31, 2008: Write off of $8,090 for in-process research and development related to the Ponte and Flomerics acquisitions and $13,985 related to the acquisition of technology from IBM which has not yet reached technological feasibility and provided no alternative future uses. The technology is expected to be the basis for a new offering in the Calibre product family once development is completed.
Nine months ended October 31, 2007: A write off of $4,100 for in-process research and development related to the Sierra acquisition.
(6)	Three months ended October 31, 2008: Special charges consist of (i) $2,273 in fees incurred in response to the unsolicited bid by Cadence Design Systems, (ii) $350 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, and (iii) $(409) related to leased facilities.
Three months ended October 31, 2007: Special charges consist of $1,115 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services.
Nine months ended October 31, 2008: Special charges consist of (i) $9,194 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $3,345 in fees incurred in response to the unsolicited bid by Cadence Design Systems, (iii) $2,547 related to the abandonment of excess leased facility space, and (iv) $13 in fixed asset write-offs related to the closure of our Intellectual Property division.
Nine months ended October 31, 2007: Special charges consist of (i) $5,798 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $100 for a wind-up services agreement related to the liquidation of a subsidiary, (iii) ($721) related to reoccupation of a previously abandoned facility, and (iv) ($17) in other costs and adjustments, net.
(7)	Amount represent our equity in the loss of an investment accounted for under the equity method.
(8)	Discounts, premiums, and unamortized debt costs related to the redemption of convertible debt.
(9)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP gross margin	$153,126	$159,191	$450,497	$501,148
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	351	281	1,102	642
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	3,810	2,139	9,040	7,513
Non-GAAP gross margin	$157,287	$161,611	$460,742	$509,303

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP gross margin as a percent of total revenues	83%	84%	82%	84%
Non-GAAP adjustments detailed above	2%	1%	2%	2%
Non-GAAP gross margin as a percent of total revenues	85%	85%	84%	86%

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP operating expenses	$178,468	$166,466	$536,411	$496,570
Reconciling items to non-GAAP operating expenses
Equity plan-related compensation	(6,647)	(4,689)	(20,031)	(11,844)
Amortization of other identified intangible assets	(3,129)	(2,704)	(8,099)	(6,361)
Rebalance, restructuring and other costs	(2,214)	(1,115)	(15,099)	(5,160)
In-process research and development	(6,790)	-	(22,075)	(4,100)
Non-GAAP operating expenses	$159,688	$157,958	$471,107	$469,105

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP operating income (loss)	$(25,342)	$(7,275)	$(85,914)	$4,578
Reconciling items to non-GAAP operating income
Equity plan-related compensation	6,998	4,970	21,133	12,486
Prepaid royalty costs	-	-	103	-
Amortization of purchased and other identified intangible assets:
Cost of revenues	3,810	2,139	9,040	7,513
Amortization of intangible assets	3,129	2,704	8,099	6,361
Rebalance, restructuring and other costs	2,214	1,115	15,099	5,160
In-process research and development	6,790	-	22,075	4,100
Non-GAAP operating income (loss)	$(2,401)	$3,653	$(10,365)	$40,198

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP operating margin as a percent of total revenues	-14%	-4%	-16%	1%
Non-GAAP adjustments detailed above	13%	6%	14%	6%
Non-GAAP operating margin as a percent of total revenues	-1%	2%	-2%	7%

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
GAAP other income, net and interest expense	$(2,576)	$(4,027)	$(7,533)	$(11,151)
Reconciling items to non-GAAP other income, net and interest expense
Equity in losses of unconsolidated entities	445	-	1,088	-
Debt retirement costs	-	288	-	452
Non-GAAP other income, net and interest expense	$(2,131)	$(3,739)	$(6,445)	$(10,699)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2008	2008
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$79,590	$126,215
Trade accounts receivable, net	112,268	175,564
Term receivables, short-term	131,731	157,077
Prepaid expenses and other	38,461	38,051
Deferred income taxes	10,747	9,574

Total current assets	372,797	506,481
Property, plant, and equipment, net	106,063	100,421
Term receivables, long-term	124,791	134,059
Goodwill and intangible assets, net	486,035	451,881
Other assets	34,780	45,271

Total assets	$1,124,466	$1,238,113

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$39,705	$14,178
Accounts payable	10,143	23,634
Income taxes payable	18,880	6,675
Accrued payroll and related liabilities	54,032	78,948
Accrued liabilities	50,950	40,697
Deferred revenue	132,447	154,821

Total current liabilities	306,157	318,953
Long-term notes payable	201,102	201,102
Deferred revenue, long-term	17,835	18,977
Other long-term liabilities	71,724	59,914
Total liabilities	596,818	598,946

Stockholders' equity:
Common stock	565,745	531,153
Retained earnings	(49,189)	71,150
Accumulated other comprehensive income	11,092	36,864
Total stockholders' equity	527,648	639,167

Total liabilities and stockholders' equity	$1,124,466	$1,238,113

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007
Operating activities
Net loss	$(78,244)	$(8,796)	$(120,339)	$(6,123)
Depreciation and amortization (1)	15,532	12,702	42,509	36,153
Other adjustments to reconcile:
Operating cash	20,413	3,528	48,633	13,934
Changes in working capital	4,231	7,242	34,266	(23,805)

Net cash provided by (used in) operating activities	(38,068)	14,676	5,069	20,159

Investing activities
Net cash provided by (used in) investing activities	(4,471)	10,097	(82,014)	(38,306)

Financing activities
Net cash provided by (used in) financing activities	33,211	(8,146)	40,126	4,903

Effect of exchange rate changes on cash and cash equivalents	(3,752)	569	(3,514)	1,372

Net change in cash and cash equivalents	(13,080)	17,196	(40,333)	(11,872)
Cash and cash equivalents at beginning of period	90,673	66,164	117,926	95,232

Cash and cash equivalents at end of period	$77,593	$83,360	$77,593	$83,360

(1)	Depreciation and amortization includes a write-off of note issuance costs in the amount of $119 for the three months ending October 31, 2007 and $181 for the nine months ending October 31, 2007.

Other data:
Capital expenditures	$14,077	$9,154	$33,850	$29,308
Days sales outstanding	119	131	-	-

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Bookings (a)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	15%	20%	25%	20%	15%	20%	20%	15%	20%	10%	15%	20%	20%	20%
IC Design to Silicon	40%	30%	30%	35%	40%	35%	30%	40%	35%	50%	40%	35%	25%	35%
Scalable Verification	20%	20%	20%	20%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	20%	15%	15%	15%	15%	20%	20%	15%	10%	15%	15%	20%	15%
Services & Other (b)	15%	10%	10%	10%	10%	5%	10%	5%	5%	10%	5%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Revenues (a)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	25%	25%	20%	20%	25%	20%	20%	25%	20%	25%	25%	25%
IC Design to Silicon	40%	30%	30%	30%	40%	40%	25%	30%	35%	35%	30%	30%	25%	30%
Scalable Verification	20%	25%	25%	25%	20%	20%	25%	30%	25%	20%	25%	30%	30%	25%
New & Emerging Products	10%	15%	10%	10%	10%	15%	15%	15%	15%	10%	15%	10%	15%	15%
Services & Other (b)	10%	10%	10%	10%	10%	5%	10%	5%	5%	10%	10%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Geography	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	30%	40%	35%	50%	40%	45%	30%	40%	30%	50%	40%	65%	50%
Europe	35%	35%	35%	35%	25%	30%	15%	30%	25%	30%	20%	20%	20%	25%
Japan	15%	20%	10%	15%	10%	10%	20%	20%	15%	25%	10%	20%	5%	10%
Pac Rim	10%	15%	15%	15%	15%	20%	20%	20%	20%	15%	20%	20%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenues by Geography	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	35%	40%	40%	50%	55%	40%	40%	45%	35%	45%	45%	55%	45%
Europe	30%	30%	35%	30%	25%	20%	25%	30%	25%	30%	20%	25%	25%	25%
Japan	20%	20%	10%	15%	15%	10%	20%	15%	15%	20%	15%	20%	10%	15%
Pac Rim	10%	15%	15%	15%	10%	15%	15%	15%	15%	15%	20%	10%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Business Model (c)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	20%	30%	25%	30%	10%	20%	30%	30%	25%	20%	25%
Ratable	25%	20%	15%	20%	20%	20%	10%	10%	15%	25%	20%	10%	10%	15%
Up Front	55%	60%	65%	60%	50%	55%	60%	80%	65%	45%	50%	65%	70%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009				Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenues by Business Model (c)	Q1	Q2	Q3	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	20%	25%	20%	20%	15%	20%	30%	30%	20%	25%	25%
Ratable	20%	20%	20%	20%	15%	15%	20%	10%	15%	15%	15%	15%	10%	15%
Up Front	60%	60%	60%	60%	60%	65%	60%	75%	65%	55%	55%	65%	65%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.
(b) Product Group Revenues includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenues by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECLASSIFICATION OF RESEARCH & DEVELOPMENT CREDIT
(In thousands)

	Quarter Ended			Year-to-Date
Fiscal year ended January 31, 2008	April 30, 2007	July 31, 2007	October 31, 2007	October 31, 2007

Research and development expense prior to reclassification	$59,190	$65,468	$64,034	$188,692
Research credit	(331)	(405)	(328)	(1,064)
Research and development expense after reclassification	$58,859	$65,063	$63,706	$187,628

Income tax expense (benefit) prior to reclassification	$762	$1,034	$(2,480)	$(684)
Research credit	129	131	(26)	234
Income tax expense after reclassification	$891	$1,165	$(2,506)	$(450)
MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

	Q4 FY09	FY09	Q1 FY10
Diluted GAAP net earnings per share	$0.65	$(0.65)	($0.06) - ($0.01)
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.04	0.13	0.03
Amortization of other identified intangible assets (2)	0.03	0.12	0.03
Equity plan-related compensation (3)	0.08	0.31	0.09
Special charges (4)	0.00	0.40	0.00
Income tax effects (5)	(0.25)	0.09	(0.04)
Non-GAAP net income	$0.55	$0.40	$0.05 - $0.10

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for Q4 FY09 and Q1 FY10 assumes no additional acquisitions.
(2)	Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q4 FY09 and Q1 FY10 assumes no additional acquisitions.
(3)	Excludes equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.
(4)	Excludes special charges consisting primarily of costs incurred for in-process research and development, facility closures, and employee rebalances, which includes severance benefits, notice pay, and outplacement services. Fees associated with the unsolicited bid by Cadence Design Systems are included in special charges. The guidance for Q4 FY09 and Q1 FY10 assumes no additional special charges.
(5)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments. FY09 GAAP forecast reflects a negative tax rate as we expect to realize a net tax expense despite a projected pre-tax net loss. This is primarily due to certain foreign operations where we remain profitable and jurisdictions where we have withholding tax expenses.

CONTACT:
Mentor Graphics
Media Contact
Ryerson Schwark, 503-685-1660
ry_schwark@mentor.com
or
Investor Contact
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com